KNIGHT TRANSPORTATION, INC.
                                AND SUBSIDIARIES

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                                   (unaudited)

                                                  Three Months Ended                      Nine Months Ended
                                                     September 30                            September 30
                                          ------------------------------------     ---------------------------------
                                               1996                1995                1996               1995
                                               ----                ----                ----               ----
Primary and Fully diluted:

Common shares outstanding
   beginning of period                        $9,102,000           $9,100,000         $9,102,000         $9,100,000

Common share equivalents:
   Employee stock options
   outstanding & canceled (1)
                  Primary                        130,086               61,237            105,136             40,569
                  Fully diluted                  153,009               62,359            153,538             59,500
   Employee stock options
   exercised (1)
                  Primary
                  Fully diluted                   -                       777             -                     262
                                                  -                       777             -                     262
Issuance of 800,000 shares of
Common Stock (2)
                  Primary                        660,870                 -               221,898             -
                  Fully diluted                  660,870                 -               221,898             -
                                            --------------       --------------     --------------     --------------
    Number of common shares and
    common share equivalents
    outstanding
                  Primary                      9,892,956            9,162,014          9,429,034          9,140,831
                  Fully diluted                9,915,879            9,163,136          9,477,436          9,159,762

                                            ==============       ==============     ==============     ==============

Net Income                                    $1,945,920           $1,531,396         $5,334,620         $4,159,310

    Net income per common share
    and common share equivalent
                  Primary                           $.20                 $.17               $.57               $.46
                  Fully diluted                     $.20                 $.17               $.56               $.45
                                            ==============       ==============     ==============     ==============

Notes:

(1)   Amount calculated using the treasury stock method.
(2) Incremental weighted outstanding shares from 7/18/96 to the end of the period

                                   EXHIBIT 11

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